Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-4) and related Prospectus of Fiat Chrysler Automobiles N.V. for the registration of 520,767,016 common shares and to the incorporation by reference therein of our reports dated February 25, 2020, with respect to the consolidated financial statements of Fiat Chrysler Automobiles N.V., and the effectiveness of internal control over financial reporting of Fiat Chrysler Automobiles N.V., included in its Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Securities and Exchange Commission.
/s/ EY S.p.A.
Turin, Italy
July 24, 2020